Exhibit 10.40
APOLLO GROUP, INC.
EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN
PLAN AMENDMENT
The Apollo Group, Inc. Executive Officer Performance Incentive Plan, as previously amended and restated (the “Plan”), is hereby further amended, effective December 13, 2012, as follows:
Section V.B. of the Plan is hereby amended in its entirety to read as follows:
“B. For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax net earnings or net income, (ii) sales or revenue growth or other revenue or sales objectives, (iii) cash flow, operating cash flow or free cash flow objectives, (iv) return on assets or net assets, (v) return on stockholder equity, (vi) return on capital or invested capital, (vii) Stock price per share or growth in Stock price per share, (viii) total stockholder return, (ix) operating margin or gross or net profit margin, (x) earnings per share, (xi) market share, (xii) operating income or pre-tax or after-tax net operating income, (xiii) operating profit or pre-tax or after-tax net operating profit, (xiv) operating earnings or pre-tax or after-tax net operating earnings, (xv) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (xvi) economic value-added models, (xvii) cost reductions, (xviii) budget objectives, (xix) litigation and regulatory resolution goals, (xx) expense control goals, (xxi) measures of student academic success, (xxii) measures of student satisfaction at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Committee and validated in one or more instances through one or more independently-conducted surveys, (xxiii) measures of faculty performance at one or more of the Company’s universities or throughout the Company’s university system as a whole, (xxiv) measures of faculty satisfaction at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Committee and validated in one or more instances through one or more independently-conducted surveys, (xxv) measures to enhance student protection or student service at one or more of the Company’s universities or throughout the Company’s university system as a whole, and (xxvi) measures of employee productivity. Any of the foregoing criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or as measured in terms of one or more business units or Subsidiaries of the Company. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.”
Section V. C. of the Plan is hereby amended in its entirety to read as follows:
“C.    Each applicable performance objective may be structured at the time of establishment to provide for appropriate adjustments for one or more of the following items: (i) asset impairments or write-downs, including impairment charges related to goodwill, intangible assets or other long-lived assets, (ii) litigation verdicts, judgments or claim settlements, (iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and other related expenses, (v) extraordinary nonrecurring items, including those addressed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and any other item that is either unusual or infrequent in nature, as determined in accordance with Accounting Standards Codification Topic 225-20 “Extraordinary and Unusual Items”, (vi) the operations of any business acquired by the Company (or any Subsidiary) or of any joint venture in which the Company (or any Subsidiary) participates, (vii) the divestiture of one or more business operations or the assets of the Company or (any Subsidiary) or of any joint venture in which the Company (or any Subsidiary) participates, (viii) the costs incurred in connection with such acquisitions or divestitures, (ix) the financial results of any businesses classified as discontinued operations for all or a portion of the applicable performance or measurement period, (x) items of income, gain, loss or expense attributable to the operations of any business acquired or divested by the Company or any Subsidiary, (xi) stock-based compensation, (xii) cash payments made in settlement of incentive awards under the Plan or any other plan or program implemented by the Company or any Subsidiary, (xiii) intercompany transactions between or among the Company and one or more of its Subsidiaries, (xiv) the impact of foreign exchange gains and losses and (xv) employee separation costs not in the ordinary course of business.”
Section V. D. of the Plan is hereby amended in its entirety to read as follows:
“D.    In addition to the foregoing adjustments set forth in Paragraph V.C above, should the performance objective be tied to cash flow, operating cash flow or free cash flow objectives, then the Plan Administrator may, in establishing the applicable targets, authorize adjustments, deductions and/or exclusions with respect to one or more of the following items to the extent those items are to be utilized in the calculation of cash flow, operating cash flow or free cash flow for any or all of the fiscal years within the applicable Performance Period or any other fiscal year that serves as a base or comparative measurement year: (i) cash amounts expended in the acquisition of property, plant and equipment, (ii) cash amounts paid in connection with actual or proposed acquisitions of one or more businesses or the assets of one or more businesses or in connection with start-up enterprises, (iii) cash flows or adjusted cash flows attributable to any businesses or assets acquired or divested during the Performance Period (or other relevant measurement period), (iv) cash amounts paid as interest expense, (v) cash amounts received as interest income, (vi) cash amounts paid in connection with judgments, verdicts and settlements with respect to specified litigation matters, (vii) increases or decreases in restricted cash attributable to Title IV student funding, (viii) increases or decreases in working capital or other working capital adjustments, (ix) cash flows or adjusted cash flows attributable to new businesses or entities begun by the Company or any Subsidiary, (x) cash flow impact of intercompany transactions between or among the Company and one or more Subsidiaries involving the acquisition, licensing or cost sharing of intangible assets, (xi) cash flow impact of costs or charges related to internal corporate services, (xii) capital expenses, (xiii) capital leases, (xiv) other items of income, gain (or credit) or expense or loss associated with intercompany transactions and (xv) debt obligations.”
Except as modified by this Plan Amendment, all the terms and provisions of the Apollo Group, Inc. Executive Officer Performance Incentive Plan, as previously amended and restated, shall continue in full force and effect.

IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 13th day of December 2012.

APOLLO GROUP, INC.

By:	/s/ Frederick J. Newton__________________________

Title:	Senior Vice President and Chief Human Resources Officer